    EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                            AND FULLY DILUTED BASES
                                  (Unaudited)

                    Eli Lilly and Company and Subsidiaries

                                               Three Months            Six Months
                                              Ended June 30,          Ended June 30,
                                             1997        1996        1997        1996
                                          ---------   --------     ---------   --------
                                           (Dollars in millions except per-share data)
                                                      (Shares in thousands)
PRIMARY:

Net income (loss)......................   $(1,732.1)  $  345.7     $(1,299.5)  $  734.9

Preferred stock dividends..............         (.6)      (1.7)         (1.3)      (1.7)
                                          ---------   --------     ---------   --------

Adjusted net income (loss).............   $(1,732.7)  $  344.0     $(1,300.8)  $  733.2
                                          =========   ========     =========   ========

Average number of common shares
   outstanding.........................     551,231    547,277       550,349    546,796

Incremental shares -
   Stock options and contingent
   payments............................           -     12,695             -     13,301
                                          ---------   --------     ---------   --------

Adjusted average shares................     551,231    559,972       550,349    560,097
                                          =========   ========     =========   ========

Primary earnings (loss) per share......   $   (3.14)  $    .61     $   (2.36)  $   1.31
                                          =========   ========     =========   ========


FULLY DILUTED:

Net income (loss)......................   $(1,732.1)  $  345.7     $(1,299.5)  $  734.9

Preferred stock dividends..............         (.6)      (1.7)         (1.3)      (1.7)
                                          ---------   --------     ---------   --------

Adjusted net income (loss).............   $(1,732.7)  $  344.0     $(1,300.8)  $  733.2
                                          =========   ========     =========   ========

Average number of common shares
   outstanding.........................     551,231    547,277       550,349    546,796

Incremental shares -
   Stock options and contingent
   payments............................           -     14,036             -     15,956
                                          ---------   --------     ---------   --------

Adjusted average shares................     551,231    561,313       550,349    562,752
                                          =========   ========     =========   ========

Fully diluted earnings (loss)
   per share...........................   $   (3.14)  $    .61     $   (2.36)  $   1.30
                                          =========   ========     =========   ========

For the three and six month periods ended June 30, 1997, since the inclusion of stock options and contingent payments would be anti-dilutive, primary and fully diluted earnings per share have been calculated assuming no incremental shares.

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